Issuer Free Writing Prospectus, dated October 13, 2026

Filed Pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement,

dated October 13, 2026

and the accompanying Prospectus, dated April 10, 2026

Registration Statement No. 333-294985

Lennar Corporation

$300,000,000 5.700% Senior Notes due 2029 (the “2029 Notes”)

$300,000,000 5.950% Senior Notes due 2032

(the “2032 Notes” and together with the 2029 Notes, the “Notes”)

Pricing Term Sheet

The information in this pricing term sheet supplements Lennar Corporation’s preliminary prospectus supplement, dated October 13, 2026 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Terms Applicable to the 2029 Notes

Title of Securities:	5.700% Senior Notes due 2029

Aggregate Principal Amount:	$300,000,000

Public Offering Price:	99.929% of the principal amount, plus accrued interest, if any, from October 15, 2026 if settlement occurs after that date

Maturity Date:	October 15, 2029

Coupon:	5.700%

Interest Payment Dates:	April 15 and October 15 of each year, commencing April 15, 2027

Yield to Maturity:	5.726%

Benchmark Treasury:	4.875% UST due October 15, 2029

Benchmark Treasury Price/Yield:	99-27+ / 4.926%

Spread to Benchmark Treasury:	T+80 basis points

Record Dates:	Notes held in book-entry only form: Close of business on the business day immediately preceding the relevant interest payment date

Notes not in book-entry form: April 1 and October 1 preceding the relevant interest payment date

Optional Redemption:	Make-whole call at T+15 basis points prior to September 15, 2029; 100% of principal amount on or after September 15, 2029, in either case, plus any accrued and unpaid interest thereon to, but excluding, the redemption date

CUSIP / ISIN:	526057 CZ5 / US526057CZ52

Terms Applicable to the 2032 Notes

Title of Securities:	5.950% Senior Notes due 2032

Aggregate Principal Amount:	$300,000,000

Public Offering Price:	99.948% of the principal amount, plus accrued interest, if any, from October 15, 2026 if settlement occurs after that date

Maturity Date:	January 15, 2032

Coupon:	5.950%

Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2027 (short first coupon)

Yield to Maturity:	5.964%

Benchmark Treasury:	5.000% UST due September 30, 2031

Benchmark Treasury Price/Yield:	99-30 / 5.014%

Spread to Benchmark Treasury:	T+95 basis points

Record Dates:	Notes held in book-entry only form: Close of business on the business day immediately preceding the relevant interest payment date

Notes not in book-entry form: January 1 and July 1 preceding the relevant interest payment date

Optional Redemption:	Make-whole call at T+15 basis points prior to December 15, 2031; 100% of principal amount on or after December 15, 2031, in either case, plus any accrued and unpaid interest thereon to, but excluding, the redemption date

CUSIP / ISIN:	526057 DA9 / US526057DA92

Terms Applicable to both series of Notes

Issuer:	Lennar Corporation

Change of Control Triggering Event:	101% of principal, plus any accrued and unpaid interest on the Notes to, but excluding, the repurchase date

Expected Ratings*:	Baa2 (stable) (Moody’s)
BBB (stable) (S&P)
BBB+ (negative) (Fitch)

Trade Date:	October 13, 2026

Settlement Date**:	October 15, 2026 (T+2)

Denominations/Multiple:	$2,000 / $1,000

Joint Book-Running Managers:	BBVA Securities Inc.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Citizens JMP Securities, LLC
Fifth Third Securities, Inc.
Huntington Securities, Inc.
PNC Capital Markets LLC
Scotiabank Capital (USA) Inc.
ING Financial Markets LLC
TD Securities (USA) LLC

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

**

It is expected that delivery of the Notes will be made to investors on or about October 15, 2026, which will be the second business day following the Trade Date (such settlement period being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act as currently in effect, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one business day before the Notes are delivered will be required, by virtue of the fact that the Notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade such Notes prior to their date of delivery hereunder should consult their advisors.

Lennar Corporation and the Guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Lennar Corporation and the Guarantors have filed with the SEC, including the prospectus supplement, for more complete information about Lennar Corporation, the Guarantors and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, Lennar Corporation, the Guarantors, or any underwriter or dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling BBVA Securities Inc. at 1-800-422-8692, BofA Securities, Inc. at 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533, Mizuho Securities USA LLC at 1-866-271-7403, Truist Securities, Inc. at 1-800-685-4786 and Wells Fargo Securities, LLC at 1-800-645-3751.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.